Exhibit 99.1

[AVANIR LOGO]

NEWS RELEASE

FOR IMMEDIATE RELEASE
	Contact:	At Avanir Pharmaceuticals:
Patrice Saxon, Investor Relations 858-622-5202 psaxon@avanir.com

AVANIR PHARMACEUTICALS ANNOUNCES RESIGNATION OF ITS PRESIDENT AND CHIEF EXECUTIVE OFFICER

San Diego, May 16, 2005 — Avanir Pharmaceuticals (AMEX: AVN) today announced that Gerald J. Yakatan, Ph.D. is resigning effective May 16, 2005 as Avanir’s President and Chief Executive Officer and as a member of its Board of Directors. Following his resignation, Dr. Yakatan will continue on as a consultant to Avanir for one year, advising the Company on its Neurodex new drug application (NDA).

“The Board is grateful to Dr. Yakatan for his leadership over the past seven years,” said Jonathan Silverstein, a member of Avanir’s Board of Directors. “During his tenure, Avanir was able to obtain FDA approval for Abreva and develop Neurodex through its rolling NDA submission. He leaves the Company well positioned with a pipeline of programs that Avanir hopes to commercialize over the coming years. We wish him well in his new endeavors.”

“The Company will be seeking a replacement candidate who has significant pharmaceutical operating experience and can lead Avanir’s transformation from a R&D company into a fully integrated, commercially viable pharmaceutical company. We plan to identify a new CEO in the very near future,” continued Mr. Silverstein.

The Board of Directors expects to work with the Company’s executive management team during the transition to a new Chief Executive Officer. The Board has asked Charles Mathews, the Chairman of the Board, to assist management on day-to-day operational matters until a new CEO is identified. Mr. Mathews and Dr. Yakatan will be available to answer questions regarding this transition during the Company’s previously announced quarterly conference call, scheduled for 4:30 p.m. Eastern time on May 16, 2005.

Avanir Pharmaceuticals is a drug discovery and development company focused on developing and commercializing novel therapeutic products for the treatment of chronic diseases. Our product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious disease. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

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Except for the historical information presented herein, matters discussed in this press release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “anticipate,” “believe,” “plan” or “expect” or similar statements, are forward-looking statements. Risks and uncertainties for Avanir Pharmaceuticals include risks associated with changes in management, our ability to attract and retain new executive officers and risks relating to regulatory approval of our drug candidates, as well risks shown in Avanir‘s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and from time-to-time in other publicly available information regarding the company. Copies of such information are available from Avanir upon request. Such publicly available information sets forth many risks and uncertainties related to Avanir’s business and technology. The company disclaims any intent or obligation to update these forward-looking statements.